Exhibit 1A-6E

HOSTING AGREEMENT

This is an Agreement, dated as of September 13, 2021, by and between iCross Holdings, LLC, a New York limited liability company (“Holdings”), and iCross Premier LLC, a Delaware limited liability company (“Issuer”).

Background

I. Holdings owns and operates the website at www.iCrossFund.com and the app known as iCrossFS (together, the “Platform”).

II. Issuer wishes to raise capital in an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Act”), under 17 CFR §230.251, et seq (“Regulation A”) using the Platform (the “Offering”).

III. Holdings is willing to grant Issuer a license to use the Platform for the Offering, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. License.

1.1. Grant of License. Subject to the terms and condition of this Agreement, Holdings hereby licenses Issuer to conduct the Offering using the Platform.

1.2. Restrictions on License. Issuer shall not (i) decompile or reverse engineer the Platform or otherwise attempt to obtain the source code for the Platform; (ii) sublicense or allow any other person to use the Platform; (iii) use the Platform for any purpose other than the Permitted Use; or (iv) use the Platform in a manner that interferes with the use of Platform by Holdings or its other customers; (v) copy, reproduce, modify, adapt, translate or create any derivative works from the Platform; (vi) remove, alter, obscure or tamper with any trademark, copyright or other proprietary markings or notices affixed to or contained within the Platform; (vii) permit any competitor of Holdings to access the Platform using Issuer’s credentials; or (viii) encourage or permit any third party to engage in any of the foregoing.

2. Terms of Offering. The terms and conditions of the Offering, including but not limited to the amount of money to be raised in the Offering (maximum and minimum, if any), the kind of security offered (e.g., debt or equity), and the terms of the security offered, will be determined solely by Issuer in its sole discretion.

3. Incorporation of Terms of Use and Privacy Policy. Issuer agrees to be bound by all of the terms and conditions contained in the Terms of Use and the Privacy Policy of the Platform, as such terms and conditions may be amended from time to time.

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4. Offering Materials. Issuer shall furnish to Holdings, at Issuer’s own cost and expense, all documents and instruments necessary to conduct the Offering, including but not limited to disclosure materials, subscription agreements, marketing documents, and such other supporting documents as Holdings shall deem to be necessary or appropriate (together, the “Offering Materials”).

5. Representations.

5.1. Representations of Issuer. Issuer hereby represents that:

5.1.1. The Offering satisfies all the requirements of Regulation A and is therefore exempt from registration under section 5 of the Act.

5.1.2. Issuer is not disqualified from offering its securities under Regulation A under 17 CFR §230.262.

5.1.3. Issuer shall conduct the Offering in compliance with all applicable state and federal laws, including, without limitation, securities laws.

5.1.4. Issuer shall file such forms and documents with the Securities and Exchange Commission (the “SEC”) and all applicable state regulatory bodies as may be required by law in connection with the Offering and provide copies to Holdings.

5.1.5. No information provided by Issuer in connection with the Offering, including but not limited to the Offering Materials, will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

5.1.6. Issuer shall conduct the Offering exclusively through the Platform.

5.1.7. Issuer shall not, in connection with any offering of its securities, employ any device, scheme, or artifice to defraud, or engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any person.

5.1.8. Issuer shall from time to time upon request provide additional information related to Issuer and Issuer’s use of the Platform and the Offering.

5.1.9. Issuer’s execution of this Agreement: (i) does not conflict with any of Issuer’s formation or governance documents or any contract to which Issuer is a party or by which Issuer is bound, and (ii) does not require the consent of any governmental agency or other third party.

5.1.10. Issuer acknowledges that Holdings has not made any representations or guaranties to Issuer, other than those expressly set forth in this Agreement, including but not limited to any promises concerning the likelihood of Issuer’s success in any securities offering.

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5.1.11. Issuer shall not provide any information or representations about Issuer’s business or personnel on the Platform that is not true, complete, and correct in all material respects. If any information provided by Issuer becomes incomplete or inaccurate in any material respect, Issuer shall notify Holdings in writing and shall provide supplemental information that corrects and completes such information. Issuer acknowledges that: (i) Holdings shall use and rely on information from Issuer without any responsibility for independently verifying its accuracy and completeness; (ii) Holdings shall assume that any projections Issuer may provide represent management’s best estimates of Issuer’s future financial performance; and (iii) Holdings are authorized to transmit to any prospective investor through the Platform copies of Offering Materials and any other information provided by Issuer for transmission through the Platform.

5.1.12. Materials provided by Issuer to Holdings will not infringe on the intellectual property rights of any third party.

5.1.13. This Agreement is the binding legal obligation of Issuer, enforceable in accordance with its terms in all material respects, except as enforcement may be affected by bankruptcy or similar proceedings.

5.2. Representations of Holdings. Holdings hereby represents that:

5.2.1. Holdings will not post any information concerning Issuer or the Offering on the Platform that has not been approved by Issuer.

5.2.2. Holdings will conduct its business in compliance with all applicable state and Federal laws, including, without limitation, all securities laws.

5.2.3. Holdings will not pay to any person a commission or other transaction-based compensation in connection with the sale of securities in the Offering.

5.2.4. This Agreement is the binding legal obligation of Holdings, enforceable in accordance with its terms in all material respects, except as enforcement may be affected by bankruptcy or similar proceedings.

6. Warranties of Holdings.

6.1. Limited Performance Warranty. Holdings warrants that the Platform will perform substantially as demonstrated and that all services performed by Holdings will be performed in a good and workmanlike manner. In the event Issuer believes that Holdings is in violation of this limited performance warranty, Issuer shall notify Holdings and Holdings shall use reasonable commercial efforts to correct any error or defect.

6.2. Availability of Platform. Holdings shall use commercially reasonable efforts to make the Platform available to potential investors on a 24/7 basis without material interruption, except for (i) normal maintenance and repairs, and (ii) any loss or interruption due to causes beyond the control of Holdings, including, but not limited to, delay, interruption or failure of telecommunication or Internet transmission.

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6.3. Warranty of Non-Infringement.

6.3.1. In General. Holdings warrants that Issuer’s use of the Platform as anticipated by this Agreement will not infringe on the rights of any third party. If a claim is made that Issuer’s use of the Platform infringes on the rights of a third party then Holdings will, at its sole expense and as Issuer’s sole remedy, defend against such claim and pay any final judgment against Issuer, provided that Issuer promptly notifies Holdings of any such claim in writing and Holdings is given sole control over the defense and settlement of such claim. Holdings may, without the knowledge or consent of Issuer, agree to any resolution of the dispute that does not require on the part of Issuer a payment or an admission of wrongdoing. Without limiting the preceding sentence, Holdings may (i) seek to obtain through negotiation the right of Issuer to continue using the Platform; (ii) rework the Platform so as to make it non-infringing; or (iii) replace the Platform, as long as the reworked or replacement Platform does not result in a material adverse change in the “look and feel” or operational characteristics of the Platform. If none of these alternatives is reasonably available in Holdings’ sole discretion, Holdings may terminate this Agreement without financial penalty.

6.3.2. Exceptions. The foregoing warranty shall not apply to infringement caused by (i) Issuer’s modification or use of the Platform other than as contemplated by the Agreement; (ii) Issuer’s failure to use corrections or enhancements made available by Holdings to the extent that such corrections or enhancements would make the Platform non-infringing; or (iii) information, specification or materials provided by Issuer or third party acting for Issuer.

6.4. No Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 6.1, 6.2, AND 6.3, THE PLATFORM, INCLUDING ANY MANUALS AND OTHER MATERIALS, AND THE SERVICES, ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR ANY WARRANTY THAT THE PLATFORM WILL BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION, OR THAT ISSUER WILL BE SUCCESS RAISING FUNDS THROUGH USE OF THE PLATFORM, OR THAT THE PLATFORM WILL OTHERWISE MEET ISSUER’S REQUIREMENTS OR COMPLY WITH SECURITIES LAWS. ANY WARRANTIES IMPLIED BY LAW, COURSE OF DEALING, OR OTHERWISE ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW,

7. Cooperation. The parties will work together to ensure that the Offering is conducted in accordance with all applicable federal and state laws. Without limiting the preceding sentence, the parties will cooperate and share materials and information, as reasonably requested, in order to perform their respective obligations.

8. Intellectual Property.

8.1. Holdings’ Intellectual Property. Holdings and its affiliates are the exclusive owners of the Platform and all of the intellectual property rights associated with the Platform, including all trademarks, service marks, patents, copyrights, trade secrets, designs, algorithms, and software, even if Holdings incorporates into the Platform suggestions made by Issuer.

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8.2. Issuer’s Intellectual Property. Issuer is the exclusive owner of its name, logo(s), trademarks, URLs, and other intellectual property, provided that Holdings is hereby granted a nonexclusive, royalty-free licensed to use such intellectual property solely for purposes of this Agreement. Following the termination of this Agreement, Holdings may continue to use such intellectual property without compensation solely for promotional purposes, indicating that Issuer has used the Platform.

8.3. Data Collected on Platform. Holdings is the exclusive owner of all data that collected from the use and operation of the Platform, including but not limited to the names and other identifying information of registered users and the frequency and duration of visits.

9. Compensation. Holdings shall provide Issuer with the use of the Platform without compensation.

10. Term and Termination.

10.1. In General. The term of this Agreement (the “Term”) shall begin on the date first written above and shall continue until terminated in accordance with this section 10.

10.2. Termination of Offering. This Agreement shall terminate upon the termination or completion of the Offering.

10.3. Termination Without Cause by Issuer. Issuer may terminate this Agreement at any time by giving ten (10) days’ notice to Holdings.

10.4. Termination for Cause. Either party may terminate this Agreement in the event the other party breaches this Agreement and such breach is not cured within ten (10) days’ notice from the non-breaching party.

10.5. Termination for Legal Reason. If either party receives a written opinion from qualified legal counsel concluding that there is a substantial risk that this Agreement will violate any Federal or State law or regulation, it shall promptly provide a copy of the opinion to the other party, which shall not constitute a waiver of the attorney-client privilege generally. For a period of thirty (30) days, the parties and their counsel will work in good faith to modify this Agreement in a manner to cause it to be permissible under applicable laws and regulations, while providing to both parties substantially all of the benefits they reasonable anticipated. If the parties are unable to modify this Agreement to their mutual satisfaction within such period, then either party may terminate this Agreement by giving notice to the other.

10.6. Result of Termination. Upon any termination of this Agreement the license granted pursuant to section 1 shall terminate and the securities of Issuer shall no longer be listed on the Platform. The termination of this Agreement shall not affect the rights or obligations of the parties as in effect immediately before termination.

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11. Suspension of Listing. If Holdings believes that (i) any of the materials concerning the Offering on the Platform are inaccurate in any material respect, (ii) Issuer is in breach of any of its representations or obligations under this Agreement, or (iii) Issuer is violating the Terms of Use for the Platform, then Holdings shall notify Issuer, explaining its belief in reasonable detail. If Issuer does not respond adequately to such notice within three (3) business days, then Holdings may suspend the listing of the Offering on the Platform and the performance of its own obligations under this Agreement. Nothing in this paragraph, however, shall preclude Holdings from suspending the listing of the Offering on the Platform without notice to Issuer in the event Holdings reasonably believes that such suspension is necessary to protect Holdings or its other users.

12. Limitations.

12.1. Limitation of Liability. HOLDINGS SHALL NOT BE LIABLE TO ISSUER UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2. Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, HOLDINGS’ AGGREGATE MONETARY LIABILITY FOR ANY CAUSE OR CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS TERMINATION, SHALL IN NO EVENT EXCEED ONE THOUSAND DOLLARS ($1,000).

12.3. Exclusion. The limitations set forth in sections 12.1 and 12.2 shall not apply to any claims arising under section 6.3 (concerning Holdings’ warranty of non-infringement).

13. Indemnification.

13.1. Indemnification by Issuer. Issuer shall indemnify, defend, and hold harmless Holdings and its affiliates and service providers and the controlling persons, directors, managers, partners, shareholders, members, officers, employees and agents from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel and accountants), costs (including expenses, fees and disbursements and time charges related to giving testimony or furnishing documents in response to a subpoena or otherwise) and liabilities (joint or several) (“Losses”), resulting directly or indirectly from any threatened or pending investigation, action, claim, proceeding or dispute, including security-holder actions (each a “Claim”) that (i) are related to or arise out of any untrue statement or alleged untrue statement of a material fact contained in any oral or written information provided by Issuer or used by Issuer in connection with the Offering, or any omission or alleged omission by or on behalf of Issuer to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading, or (ii) otherwise arise from the Offering. However, the foregoing indemnification obligation shall not apply to Claims attributable exclusively to the gross negligence or willful misconduct of Holdings.

13.2. Indemnification by Holdings. Holdings shall indemnify, defend, and hold harmless Issuer and its affiliates and service providers and the controlling persons, directors, managers, partners, shareholders, members, officers, employees and agents from and against any and all Losses resulting directly or indirectly from any Claim attributable exclusively to the gross negligence or willful misconduct of Holdings.

13.3. Notice of Claim. If a party becomes aware of an actual or threatened Claim for which a it is entitled to indemnification, or in any other event where a party believes it is entitled to indemnification, such party (the “Indemnified Party”) shall (i) promptly notify the party required to provide such indemnification (the “Indemnifying Party”) in writing of the nature of the Claim and the names and addresses of the persons involved in or having an interest in such Claim; (ii) furnish the Indemnifying Party with all documents and information within the possession, custody, or control of the Indemnified Party and relating to such Claim; and (iii) cooperate with the Indemnifying Party should the Indemnifying Party choose to defend such claim pursuant to section 15.4. The failure of an Indemnified Party to promptly notify an Indemnifying Party of an actual or threatened Claim shall not relieve an Indemnifying Party from any obligation or liability it has under this section 15, except to the extent that any such failure relating to an investigation, lawsuit or proceeding of which such Indemnified Person had become aware causes an Indemnifying Person to forfeit substantial rights and defenses.

13.4. Defense of Claim.

13.4.1. In General. Upon receipt of the notice described in section 13.3, the Indemnifying Party shall be entitled to exercise control of the defense and settlement of any third party Claim giving rise to the claim to indemnification, provided that (i) such defense and settlement shall be at the sole cost and expense of the Indemnifying Party; (ii) the Indemnifying Party shall notify the Indemnified Party of its intention to assume control of the defense and settlement within a reasonable time of its receipt of the notice described in section 13.3; (iii) the Indemnifying Party shall be permitted to control the defense of the claim only if the Indemnifying Party is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnified Party; (iv) the Indemnifying Party shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to the Indemnified Party; and (v) the Indemnified Party shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense.

13.4.2. Exception. Notwithstanding section 13.4.1, the Indemnified Party, and not the Indemnifying Party, shall be entitled to exercise control of the defense and settlement of any third party Claim giving rise to the claim to indemnification if (i) defenses or counterclaims are available to the Indemnified Party that cannot be raised by the Indemnifying Party, (ii) the defense and settlement of the Claim in question raises unreasonable conflicts of interest for the Indemnifying Party, or (iii) the Indemnifying Party fails to prosecute the defense of the Claim in question diligently and in good faith. In any such event, the Indemnified Party may engage counsel of its choice, the cost of which shall be borne by the Indemnifying Party.

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13.5. Settlement of Claims. Before entering into any settlement of the claim, the Indemnifying Party shall (i) obtain the prior written approval of the Indemnified Party, which shall be not unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or its assets or business; (ii) agree to be liable for any amounts to be paid to the third party pursuant to such settlement and satisfy to the reasonable satisfaction of the Indemnified Party its ability to satisfy such liability; and (iii) release the Indemnified Party in writing from all actual and potential liability relating to or arising out of such Claim, including claims for contribution.

14. Limitation on Activities of Holdings. In its capacity as the owner of the Platform, Holdings shall play no role in the Offering. Without limiting the preceding sentence, Holdings shall not solicit investors, hold investor funds or securities, or offer investment advice.

15. Miscellaneous.

15.1. Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

15.2. Assignment. Neither party to this Agreement shall assign its rights or duties hereunder without the prior written consent of the other party, except that Holdings may assign its rights and duties in connection with a sale or other disposition of all or substantially all of its business. Any attempted assignment without such prior written consent shall be null and void.

15.3. Force Majeure. No party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

15.4. Governing Law and Venue. This Agreement shall be governed by the internal laws of New York without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or New York courts located in or most geographically convenient to New York, New York, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by New York law.

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15.5. Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

15.6. Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign or HelloSign. An original signature transmitted by fax or email shall be deemed to be original for purposes of this Agreement.

15.7. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

15.8. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

15.9. No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

15.10. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid (unless the recipient can demonstrate that the package was not delivered to the specified address), or (ii) on the date transmitted by electronic mail (unless the recipient can demonstrate that the message was not delivered to the recipient’s inbox), to the principal business address of the recipient or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

15.11. Entire Agreement. This Agreement, together with the Terms of Use and the Privacy Policy, constitute the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first written above.

iCROSS HOLDINGS LLC

By
Lily Guo, Manager

iCROSS PREMIER LLC

By:	iCross Holdings LLC
As Manager

By
Lily Guo, Manager

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